Exhibit 10.1

HYPERCOM CORPORATION
8888 E. Raintree Drive
Suite 300
Scottsdale, AZ 85260

March 24, 2009

Thomas B. Sabol

Dear Tom:

Hypercom is pleased to offer you employment in the position of Chief Financial Officer. You will report to the Chief Executive Officer (“CEO”). You may be called upon to serve in additional or other capacities from time-to-time during your tenure with the Company. You will faithfully and diligently perform all lawful duties commensurate with these positions, including those duties directed by the Company’s Board of Directors (the “Board”). Your first day of employment will be April 20, 2009.

You will receive a base salary (“Base Salary”) of $300,000 per year, payable in accordance with Hypercom’s applicable payroll practices and subject to withholdings and deductions.

Your target annual bonus compensation will be 70% of your then-current Base Salary provided that you achieve your annual Performance Goals, which shall be mutually determined by the CEO and you in accordance with the Company’s annual compensation plan approval process. The percentage of bonus compensation tied to each of your Performance Goals will be specifically defined by the CEO in his discretion. The determination as to whether you have achieved the Performance Goals will be made by the CEO in his discretion. The bonus will be paid to you no later than the 15th day of the third month following the applicable bonus year, provided that you have been continuously employed by the Company from the beginning of the year for which the bonus is payable through the date of payment of the bonus. For the period commencing on your first date of employment through December 31, 2009, you will receive a guaranteed minimum bonus of 10% of your base salary, or $30,000, for such period, provided that you have been continuously employed by the Company through the date such bonus payment is made.

Effective on the fifteenth day of the month following your first day of employment, you will be granted an option to purchase 200,000 shares of Hypercom common stock (the “Option”) pursuant to the Company’s Long-Term Incentive Plan with a per share exercise price equal to the closing market price of a share of Hypercom common stock on the date of grant. The Option shall vest and be exercisable with respect to 33.33% of the total number of shares subject to the Option on the first anniversary of your first day of employment. The remaining 66.67% of the Option shares shall vest in equal monthly installments over the period of 24 months thereafter.

You will be eligible to receive additional grants of stock options and/or restricted common stock of the Company in the future in such quantities and subject to such conditions as the Board may determine in its sole and absolute discretion.

The Company will pay or reimburse you for all ordinary and necessary business expenses incurred or paid by you in furtherance of the Company’s business, in accordance with the Company’s policies and procedures.

The Company may terminate you for Cause (as defined below). Upon any termination for Cause, or in the event that you voluntarily resign from the Company, you will be entitled to receive only that compensation due you through the date of termination or resignation, as the case may be. Your right to exercise any vested options shall be in accordance with the provisions of the Company’s applicable Long Term Incentive Plan and stock option agreement.

In the event that you are involuntarily terminated by the Company without “Cause” (as defined below) during the period commencing on the first date of your employment and ending two years thereafter, and provided that you execute the Company’s customary form of waiver and release and the release becomes effective in accordance with its terms on or before the thirtieth (30th) day following the date of your termination of employment, (1) you be will be entitled to an amount equal to twelve months of your Base Salary at the rate then in effect and any unpaid bonus that would have been payable to you with respect to the prior year, except for such termination, which amounts will be paid in a lump sum on the fortieth (40th) day following the date of your termination of employment; (2) all of your options to purchase common stock of the Company, the exercise price of which is less than the then fair market value of such common stock upon the date of termination, will immediately vest and shall remain exercisable until the date which is three months after the date of your termination; and (3) you will be entitled to payment by the Company for a period of twelve (12) months from the date of your termination of employment for the COBRA benefits available to you, your spouse and your dependents covered by the Company’s group health plan at the time of your termination of employment.

In the event that you are involuntarily terminated by the Company without “Cause” (as defined below) or you terminate your employment for “Good Reason” (as defined below), each following a “Change in Control” (as defined below), during the period commencing on the first date of your employment and ending two years thereafter, and provided that you execute the Company’s customary form of waiver and release and the release becomes effective in accordance with its terms on or before the thirtieth (30th) day following the date of your termination of employment, (1) you be will be entitled to an amount equal to eighteen months of your Base Salary at the rate then in effect and any unpaid bonus that would have been payable to you with respect to the prior year, except for such termination, which amounts will be paid in a lump sum on the fortieth (40th) day following the date of your termination of employment; (2) all of your options to purchase common stock of the Company, the exercise price of which is less than the then fair market value of such common stock upon the date of termination, will immediately vest and shall remain exercisable until the date which is three months after the date of your termination; and (3) you will be entitled to payment by the Company for a period of eighteen (18) months from the date of your termination of employment for the COBRA benefits available to you, your spouse and your dependents covered by the Company’s group health plan at the time of your termination of employment.

For the purpose of this offer letter, “Cause” means if the Company’s Board of Directors, in its reasonable and good faith discretion, determines that you (i) have developed or pursued interests substantially adverse to the Company, (ii) have materially breached any employment or confidentiality agreement with the Company, (iii) have not devoted a majority of your business time, effort and attention to the affairs of the Company (or such lesser amount as has been agreed to in writing by the Company), (iv) are charged by any governmental entity with any felony (excluding traffic violations) that is reasonably determined by the Board to be true and to adversely reflect upon the Company’s standing in the community, or (v) have engaged in gross misconduct or other material omissions that are significantly detrimental to the well-being of the Company.

For the purpose of this offer letter, “Change of Control” means and includes each of the following:
(1) the acquisition of beneficial ownership, directly or indirectly, of securities having 50% or more of the combined voting power of the Company’s then outstanding securities by any “Unrelated Person” or “Unrelated Persons” acting in concert with one another either at one time or over a series of purchases. For purposes of this definition, the term “Person” shall mean and include any individual, partnership, joint venture, association, trust, corporation, or other entity (including a “group” as referred to in Section 13(d)(3) of the Securities Exchange Act of 1934. For purposes of this offer letter, the term “Unrelated Person” shall mean and include any Person other than the Company, or an employee benefit plan of the Company, or any officer, director, or 10% or more shareholder of the Company as of the first date of your employment; (2) the consummation of any consolidation or merger of the Company in which the Company is not the continuing or surviving entity, or pursuant to which common stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company’s common stock immediately prior to the merger have at least 50% ownership of beneficial interest of common stock or other voting securities of the surviving entity immediately after the merger; (3) the consummation of any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of assets or earning power aggregating more than 50% of the assets or earning power of the Company and its subsidiaries (taken as a whole), other than pursuant to a sale-leaseback, structured finance or other form of financing transaction; (4) the stockholders of the Company shall approve any plan or proposal for liquidation or dissolution of the Company; or (5) during any period of two consecutive years, individuals who at the beginning of such period constituted a majority of the Board shall fail to constitute a majority thereof, unless the election, or the nomination for election by the Company’s stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

“Good Reason” means, without your consent: (1) you suffer a reduction in position or a material adverse change in your functions, duties or responsibilities; or (2) your Base Salary is reduced by the Company or there is a material reduction in your current benefits (other than a reduction in your Base Salary or benefits as part of overall reduction applicable to all or substantially all other executive officers); provided, however, that your voluntary termination of employment with the Company will not be deemed for Good Reason unless (i) you have notified the CEO in writing of the occurrence of such condition within sixty (60) days following the first occurrence of any of the foregoing conditions, (ii) the Company has failed to correct such condition within thirty (30) days following the date of such notice, and (iii) you terminate your employment with the Company within four (4) months following the first occurrence of such condition.

Notwithstanding anything set forth in this offer letter to the contrary, no amount payable pursuant to this offer letter on account of your termination of employment which constitutes a “deferral of compensation” within the meaning of the Treasury Regulations issued pursuant to Section 409A of the Code (the “Section 409A Regulations”) shall be paid unless and until you have incurred a “separation from service” within the meaning of the Section 409A Regulations. Furthermore, to the extent that you are a “specified employee” within the meaning of the Section 409A Regulations as of the date of your separation from service, no amount that constitutes a deferral of compensation which is payable on account of your separation from service will be paid to you before the date (the “Delayed Payment Date”) which is first day of the seventh month after the date of your separation from service or, if earlier, the date of your death following such separation from service. All such amounts that would, but for this paragraph, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date. Under no circumstances may the time or schedule of any payment made or benefit provided pursuant to this offer letter be accelerated or subject to a further deferral except as otherwise permitted or required pursuant to regulations and other guidance issued pursuant to Section 409A of the Code. You do not have any right to make any election regarding the time or form of any payment due under this offer letter.

The Company intends that income provided to you pursuant to this offer letter will not be subject to taxation under Section 409A of the Code. The provisions of this offer letter will be interpreted and construed in favor of satisfying any applicable requirements of Section 409A of the Code. However, the Company does not guarantee any particular tax effect for income provided to you pursuant to this offer letter. In any event, except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to you, the Company will not be responsible for the payment of any applicable taxes on compensation paid or provided to you pursuant to this offer letter.

Hypercom offers a comprehensive employee benefit program including, medical, dental and vision care, paid holidays, disability insurance, life insurance, travel accident insurance, 401(k) retirement plan, and paid time off (“PTO”) accrued at the rate of 7.39 hours per pay period, Employee Stock Purchase Plan, and tuition reimbursement. Details of these programs including eligibility requirements will be provided to you separately. Eligibility for these benefit programs may vary by employee status (part-time or full-time), length of service, and the specific benefit program. Hypercom reserves the right to modify, suspend or terminate its benefit programs at its sole discretion.

Hypercom promotes a drug free work place. Consistent with that policy, all new employees must pass a pre-employment drug screen prior to joining Hypercom. In addition to the drug screen, all new employees must pass a background and a credit check if applicable to your position. This offer of employment is expressly contingent on you passing the drug screen and background check. Please contact Michele M. Pittman in Human Resources at (480) 642-5489 or mpittman@Hypercom.com, if you have any questions regarding this drug screen or background check.

Your employment is expressly contingent on you executing and delivering to the Company the Hypercom Confidentiality, Non-Solicitation & Non-Compete Agreement attached hereto, Form I-9, and federal and state tax withholding forms. On your first day of employment you must bring with you the forms of ID necessary to complete the Form I-9, as explained in the instructions.

If you accept this offer and become a Hypercom employee, you will be an employee at-will. This means that either you or Hypercom may terminate the employment relationship at any time for any lawful reason or no reason at all. The at-will nature of your employment can only be modified by a written document signed by Hypercom’s CEO.

By signing below you confirm that you are not subject to any currently effective employment contract, or any other contractual or other binding obligations pursuant to which your employment or employment activities with or on behalf of Hypercom may be subject to any restrictions, including and without limitation, any agreements or other obligations or documents relating to non-competition, confidentiality, trade secrets, proprietary information or works for hire, except as disclosed by you in writing attached hereto.

Tom, Hypercom is a growing company where you can use your talents to their fullest, as well as enhance both your personal and professional growth. Hypercom represents an exceptional opportunity for you to continue your career. We welcome you. Please let me know if you have any questions.

With best regards,

/s/ Tim Jones

Tim Jones
VP, Global Human Resources
Hypercom Corporation

ACCEPTED AND AGREED:

/s/ Thomas B. Sabol	3/24/2009

Thomas B. Sabol	Dated

CONFIDENTIALITY, NON-SOLICITATION & NON-COMPETE AGREEMENT

This Confidentiality, Non-Solicitation & Non-Compete Agreement (“Agreement”) is entered into by and between Hypercom Corporation, its subsidiaries, affiliates, successors and assigns (the “Company”), and Thomas B. Sabol (“Employee”).

Section One
Background to the Agreement

1.1 The Company is in the business of providing electronic payment solutions, including card payment terminals and peripherals, networking equipment and software applications for e-commerce, smart cards and traditional payment applications (“Company Business”). What distinguishes the Company from its competitors is the knowledge and expertise which the Company has developed over time to determine, evaluate, and service its customers’ needs.

1.2 Employee performs essential services for the Company. As part of these essential services, Employee will meet and develop close working relationships with the Company’s Business Associates (as defined below). In addition, Employee will work with and have access to the Company’s Confidential Information (as defined below).

1.3 This Agreement is important to protecting the Company’s business interests. If Employee violates any of the terms of this Agreement, it would harm the goodwill and diminish the value of the Company.

1.4 The compensation and professional growth opportunities made available to Employee through employment with the Company is fair and adequate consideration for entry into this Agreement. Employee need not accept or continue employment with the Company. Employee’s compliance with this Agreement is a condition of Employee’s employment or continued employment with the Company.

For these and other reasons, and because there are many other employment opportunities available to Employee if his/her employment with the Company should end, Employee agrees that the terms of this Agreement are fair, reasonable and voluntarily entered into.

Section Two
Covenants

2.1. Exclusivity of Services; Conflict of Interest. While employed by the Company, Employee will devote his/her full business time and best efforts to the Company and not engage in any activity that creates an actual or potential conflict of interest with the Company. A conflict of interest includes Employee directly or indirectly, competing with the Company in any way, or acting as an officer, director, executive, consultant, stockholder, volunteer, lender, or agent of any business engaged in Company Business. Should any matter of dealing in which Employee is or becomes involved appear to present a conflict of interest, Employee will promptly disclose the facts to the Company’s General Counsel so that a determination can be made as to whether a conflict of interest does exist.

2.2. Company Property. Employee will not remove any equipment, materials, property, records, documents, notes, CDs, diskettes, manuals, lists, data files, or any other tangible items (whether in duplicate or original form) (collectively “Company Property”) from the Company’s premises, except as is needed in the ordinary course of conducting Company business. At the time of Employee’s separation, or at any other time upon the Company’s request, Employee will immediately deliver to the Company any Company Property in Employee’s possession or control. To the maximum extent permitted by law, the Company reserves the right to deduct the cost of unreturned or damaged Company Property from any compensation owed to Employee.

2.3. Inventions.

a. While employed by the Company, and for twelve (12) months thereafter, Employee will disclose promptly, completely and in writing to the Company, and hereby assigns and agrees to assign and bind Employee’s heirs, executors, or administrators to assign to the Company, any and all inventions, concepts, processes, diagrams, methods, apparatus, improvements, or any other technological “know how” (collectively “Company Inventions”), whether patentable, copyrightable, or otherwise subject to exclusive rights, which are discovered, conceived, and/or developed, either individually or jointly with others, (i) in connection with the performance of Employee’s duties for the Company, (ii) using or influenced by the Company’s time, data, facilities, materials, and/or proprietary information or technology, or (iii) that relate to Company Business. All such Company Inventions will be deemed “works for hire” commissioned by the Company to the fullest extent permitted by the copyright laws of the United States. Employee’s obligations under this paragraph apply without regard to whether an idea for an Invention or a solution to a problem occurs to Employee on the job, at home, or elsewhere. All such Company Inventions are the Company’s exclusive property, whether or not patent, trademark or copyright applications are filed thereon. This paragraph 2.3 does not apply to any patents, copyrights, trademarks, inventions, concepts, processes, diagrams, methods, apparatus, improvements, or any other technological “know how” filed, discovered, conceived, and/or developed by Employee, alone or jointly with others, prior to Employee’s employment with the Company (collectively “Prior Inventions”).

b. Employee represents that there are no currently existing Prior Inventions belonging to Employee or any third party, except that which Employee discloses in Schedule 1 to this Agreement. The absence of anything set forth on Schedule 1, or the absence of Schedule 1 entirely, constitutes Employee’s representation that there are no such Prior Inventions.

c. While employed by the Company, and at all times thereafter, Employee will assist the Company, at the Company’s expense, in the preparation, execution, and delivery of any disclosures, patent, trademark or copyright applications or papers within the scope and intent of this Agreement required to obtain patents in this or in other countries and in connection with such other proceedings as may be necessary to enforce the Company’s rights in such Inventions against others or to vest title thereto in the Company. If such assistance takes place after Employee’s employment ends, Employee shall be paid by the Company at a reasonable rate for any time that Employee actually spends in such work at the Company’s request.

2.4. Confidentiality.

a. While employed by the Company, and at all times thereafter, Employee will not, directly or indirectly, disclose, utilize, or authorize any disclosure of Confidential Information (as defined below) to any third person, except as expressly permitted in writing by the Company’s General Counsel.

b. For purposes of this Agreement, “Confidential Information” includes, but is not limited to, the following information relating to the Company or entrusted to the Company by its Business Associates (as defined below):

(i) customer lists, consultant lists, vendor information, and customer information as compiled by the Company, including customer orders, product usage, product volumes, pricing, customer technology, sale and contract terms, contract expiration dates, and other compiled customer and vendor information;

(ii) internal policies, practices and procedures, compensation and payroll information, and personnel data;

(iii) financial condition and financial results of operations;

(iv) supply of materials information, including sources and costs;

(v) information relating to designs, formula, developmental or experimental work, know-how, products, processes, computer programs, source codes, data bases, designs, schematics, inventions, creations, original works of authorship, or other subject matter relating to research and development, strategic planning, manufacturing, engineering, purchasing, finance, marketing, promotion, distribution, licensing, and selling activities; and

(vi) any and all information, whether in oral or written form, having independent economic value to the Company that is not generally known to, and not readily ascertainable by proper means by a person who can obtain economic value from its disclosure or use.

Excluded from this definition is information that (i) is in or enters the public domain without breach of this Agreement; (ii) is received from a third party without restriction on disclosure and without breach of a nondisclosure obligation; or (iii) is required to be disclosed by order of a court or other governmental agency; provided that the Company shall first be given reasonable notice and opportunity to obtain a protective order against disclosure of such information.

2.5. Nonsolicitation.

a. During Employee’s employment and during the Time Period (as defined below), Employee, whether personally or on behalf of any person or entity, will not:

(i) directly or indirectly solicit, accept business from, call upon, handle, deliver products or render services to any customer of the Company with whom Employee, alone or in conjunction with others, has corresponded, talked, solicited, or otherwise entered into or pursued a business relationship within the twelve (12) month period immediately preceding Employee’s separation for the purpose of selling such customer the same, similar, or related services or products that Employee provided on behalf of the Company; or

(ii) directly or indirectly solicit, encourage, induce, or convince any Business Associate to end, reduce, or change his/her/its relationship with the Company.

b. For the purpose of this Agreement:

(i) “Time Period” means the period beginning from Employee’s separation date and ending twelve (12) months thereafter; and

(ii) “Business Associate” means any individual or entity doing business with or rendering services to the Company within the twelve (12) month period immediately preceding Employee’s separation, including customers, employees, investors, independent contractors, vendors, suppliers, or joint venture partners.

2.6. Non-Competition.

a. While employed by the Company and during the Time Period (as defined above), Employee, whether personally or on behalf of any person or entity, will not engage in a Competitive Activity (as defined below) within the Territory (as defined below).

b. For purposes of this paragraph:

(i) “Competitive Activity” means engaging in or planning to engage in any business activity which is in competition with the products or services being developed, manufactured or sold by the Company at the time of Employee’s separation, including without limitation, working as a officer, director, partner, consultant, advisor, or independent contractor with VeriFone, Ingenico, CAM Commerce Solutions, Cybernet, ExaDigm, Gemalto, Micros Systems, PAR Technology, Radiant Systems, Retalix, RDM Corp., Motorola, or Way Systems; and

(ii) “Territory” means any country in which the Company does business on the Employee’s separation date.

2.7. Non-Disparagement. Employee will not at any time disparage the Company or any of its employees, products, services, operations, policies, decisions, or programs, if the effect of such disparagement reasonably could be anticipated to cause material harm to the Company’s reputation, business, interests or to the morale among its work force, or the reputation of any Company employee.

2.8. Lack of Prior Conflict. You represent that, except as disclosed in writing to the Company at or prior to your execution of this Agreement: (i) you are not prohibited from contacting the Company or entering into any employment arrangement with the Company; (ii) you rightfully possess any and all information that has been discussed or may be discussed with the Company in the future; (iii) no other person or entity has any interest in such information, arising out of any current or previous employment relationship or otherwise; and (iv) you have the lawful right to disclose such information to the Company, that such disclosure or any employment arrangement with the Company, will not violate the terms of any employment, non-compete, non-solicitation, confidentiality or non-disclosure agreement, or any other similar agreement, contract, law, code, regulation, or other rights, obligations or prohibitions applicable to such information, and that such information could not be considered in any way a trade secret in any jurisdiction.

2.9. Notification. During the Time Period, Employee will inform any new employer or Business Associate (as defined above), prior to entering into an employment or business relationship, of the existence of this Agreement and will provide such new employer or Business Associate with a copy of this Agreement. Employee authorizes the Company to notify others, including Business Associates and Employee’s future employers, of Employee’s obligations under this Agreement.

2.10. Continuing Cooperation. Provided the Company reimburses Employee for any reasonable and necessary out-of-pocket expenses, Employee will fully cooperate with the Company and its legal counsel in connection with any action, proceeding, or dispute arising out of matters with which Employee was directly or indirectly involved while serving as an Employee of the Company. This cooperation includes meeting with, and providing information to, the Company and its legal counsel, maintaining the confidentiality of any past or future privileged communications with the Company’s legal counsel, and being available to testify truthfully by affidavit, in depositions, or in any other forum on behalf of the Company.

Section Three
Miscellaneous Provisions

3.1 Survival. The covenants contained in Section Two of this Agreement shall survive the end of Employee’s employment, regardless of the manner of or reason for such separation.

3.2. Extension of Time. If Employee has breached or threatened to breach any of the covenants in this Agreement, and if the Company brings legal action for injunctive or other relief, such relief shall have the duration specified in Section Two, commencing from the date such relief is granted, but reduced by the period of time elapsed between Employee’s separation and Employee’s first breach of this Agreement.

3.3. Injunctive Relief; Attorney Fees. If Employee breaches the covenants in this Agreement, irreparable injury will result to the Company and its remedy at law for damages will be inadequate. As a result, the Company shall be entitled to an injunction to restrain the continuing breach by Employee, or any other persons or entities acting for or with Employee, without the necessity of proving actual damages or posting any bond or other security, in addition to any other rights and remedies which the Company may have at law or in equity. The prevailing party in any legal action relating or touching upon this Agreement is entitled to recover reasonable attorneys’ fees and costs.

3.4. At-Will Employment. Nothing in this Agreement affects Employee’s status as an employee at will. Employment of Employee by the Company may be terminated by either Employee or the Company for any lawful reason at any time with or without cause. Any representation to the contrary is unauthorized and not valid unless obtained in writing and signed by the Company’s Chief Executive Officer.

3.5. Binding Affect/Assignment. This Agreement shall inure to the benefit of and be enforceable by the successors and assigns of the Company without the consent of Employee. None of the rights or obligations under this Agreement shall be assigned or transferred by Employee.

3.6. Governing Law; Forum. This Agreement shall be governed and construed in accordance with the laws of the State of Arizona. Employee consents to venue and jurisdiction in the Superior Court of Maricopa County, State of Arizona, and in the United States District Court for the District of Arizona, and to service of process under Arizona law, in any action commenced to enforce this Agreement.

3.7. Entire Agreement. This Agreement constitutes the entire agreement of the parties and supersedes any prior agreements and understandings regarding the subject matter covered herein. This Agreement may not be modified or amended except by a written document signed by the parties.

3.8. Severability. If any provisions of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a Court finds that any provision of this Agreement is overbroad with regard to its subject matter, geographic scope or duration, it may modify that provision to the extent necessary to make the provision enforceable.

3.9. Waiver. The Company’s failure to enforce any provisions of this Agreement shall not constitute a waiver of the Company’s right to pursue any prior or subsequent breach, violation or default of the Agreement.

The parties have had a reasonable opportunity to review and consider this Agreement with counsel of their choosing and, by their signatures below, enter into the Agreement willingly.

THOMAS B. SABOL	HYPERCOM CORPORATION
Signature: /s/ Thomas B. Sabol	By: Douglas J. Reich

Date: 3/24/2009	Its: SVP and General Counsel

Date: 3/24/2009

SCHEDULE 1
TO
CONFIDENTIALITY, NON-SOLICITATION & NON-COMPETE AGREEMENT

This Schedule 1 to the Employee Confidentiality, Non-Solicitation & Non-Compete Agreement entered into between Hypercom Corporation and Thomas B. Sabol sets forth certain exclusions and prior assignments or grants as referenced in paragraph 2.3 of the Agreement.

I. EXCLUSIONS

Please describe below any Prior Inventions (as defined in paragraph 2.3 of the Agreement) that currently exist and which you wish to exclude from operation of this Agreement. Any such exclusion must be stated with sufficient specificity to distinguish Prior Inventions from Company Inventions (as defined in paragraph 2.3) which will be covered by operation of the Agreement (attach additional pages if necessary).

II. PRIOR ASSIGNMENTS OR GRANTS

Please describe below any contracts to assign or grant any rights in Prior Inventions now in existence between Employee and any other person or entity (attach additional pages if necessary).

ACCEPTED AND AGREED TO:

THOMAS B. SABOL “Employee”	HYPERCOM CORPORATION “Company”
Signature: /s/ Thomas B. Sabol	By: Douglas J. Reich

Date: 3/24/2009	Its: SVP and General Counsel

Date: 3/24/2009